Exhibit 99.1
Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact	Investor Relations:	Media:	RAI 2008-17
	Morris Moore	Seth Moskowitz
	(336) 741-3116	(336) 741-7698
RAI CEO:
‘Solid Quarter Keeps Company on Track’
Second Quarter EPS up 12.7%
Company on Track to Achieve Full Year Forecast

At a Glance
•	Reported EPS: second quarter up 12.7 percent at $1.24; first half up 33.5 percent at $2.95 (includes $0.71 gain from JV termination)

•	Adjusted EPS: second quarter up 12.7 percent at $1.24; first half up 1.4 percent at $2.24

•	Company reaffirms full-year guidance: earnings (excluding JV gain) consistent with prior year

•	Key cigarette and smokeless brands continue to gain share

•	R.J. Reynolds grows earnings and margins

•	Conwood posts record quarter for earnings, volume and share

•	Reynolds American (RAI) launches share-repurchase program

•	RAI credit upgraded to “investment grade”
All references in this release to “reported” numbers refer to GAAP measurements; all “adjusted” numbers are non-GAAP, as defined in schedule 2 of this release, which reconciles reported to adjusted results for the second quarter and first half.
-more-

WINSTON-SALEM, N.C. – July 30, 2008 – Reynolds American Inc. (NYSE: RAI) today announced higher second-quarter and first-half 2008 net income compared with the prior-year periods on both a reported and adjusted basis. Second-quarter results were driven by higher pricing and productivity at R.J. Reynolds, and continued volume and pricing gains at Conwood. These factors more than offset lower cigarette volume and higher settlement expense. For the first half, a 33.5 percent EPS increase was primarily the result of a $210 million after-tax first-quarter gain from the termination of the Gallaher joint venture. Reynolds American’s solid second-quarter performance keeps the company on track to achieve the guidance announced on April 30, delivering full-year 2008 earnings (excluding the first-quarter JV gain) that are consistent with prior-year results.

Second Quarter and First Half 2008 Financial Results – Highlights
(unaudited)
(all dollars in millions, except per share amounts;
for reconciliations, including GAAP to non-GAAP, see schedule 2)

	For the Three Months			For the Six Months
	Ended June 30			Ended June 30
			%			%
	2008	2007	Change	2008	2007	Change
Net sales	$2,339	$2,348	(0.4)%	$4,396	$4,496	(2.2)%

Operating income
Reported (GAAP)	$637	$595	7.1%	$1,143	$1,169	(2.2)%
Adjusted (Non-GAAP)	637	595	7.1%	1,143	1,169	(2.2)%

Net income
Reported (GAAP)	$364	$325	12.0%	$869	$653	33.1%
Adjusted (Non-GAAP)	364	324	12.3%	659	652	1.1%

Net income per diluted share
Reported (GAAP)	$1.24	$1.10	12.7%	$2.95	$2.21	33.5%
Adjusted (Non-GAAP)	1.24	1.10	12.7%	2.24	2.21	1.4%

MANAGEMENT’S PERSPECTIVE
Overview
“Reynolds American’s solid second-quarter results keep us on track to deliver full-year earnings that are consistent with those we delivered last year,” said Susan M. Ivey, RAI’s chairman, president and chief executive officer. “On the cigarette side, R.J. Reynolds continues to increase total growth-brand market share, and the company is generating additional productivity and profit gains. The moist-snuff category continues to show robust growth, and Conwood’s Grizzly brand’s second-quarter growth was three times the rate of the category as a whole.”
Ivey said that during the first half of 2008, the company also:
•	Launched a $350 million share-repurchase program;
•	Maintained a strong consolidated operating margin of 26 percent; and
•	Received upgrades that put RAI’s credit at investment grade.
“I’m pleased with the progress our companies made during the second quarter, especially considering the challenges they faced in this year’s first quarter,” Ivey said. “With the improved dynamics in the cigarette marketplace, and the continued momentum of Conwood and the moist-snuff category, we are confident that we will achieve our forecast.”
R.J. Reynolds
“R.J. Reynolds’ performance improved in the second quarter, and cigarette industry dynamics did as well,” said Daniel M. Delen, chairman, president and chief executive officer of R.J. Reynolds. “Our second-quarter profits and margins were up from the prior year due to higher pricing and continued productivity improvements, along with higher levels of undiscounted wholesale inventory.”
Delen said that the impact of these factors more than offset a second-quarter cigarette volume decline of 7.9 percent from the prior-year period. More than 40 percent of that decline was due to lower volume from the company’s non-support brands, including a number of lower-priced, lower-volume brands that R.J. Reynolds discontinued late last year. During the first quarter, the company also eliminated some non-core styles of its Camel brand as part of a consolidation that will increase retail visibility and enhance focus on Camel’s leading styles.
R.J. Reynolds’ second-quarter operating profits of $523 million were up 5.4 percent from the year-ago quarter. The company’s operating margin was 25.7 percent, an improvement of 1.7 percentage points from the prior-year period. Total company market share of 28.1 was down 1.1 share points from the prior-year quarter; however, R.J. Reynolds continued to increase its total growth-brand share.
Combined growth-brand market share for the second quarter was 13.6 percent, up 0.6 share points from the year-ago quarter. That growth was driven by continued share gains on Camel and Pall Mall, with stability on Kool.
Camel grew 0.2 share points in the second quarter, for a total share of 8.0 percent. A variety of brand initiatives are contributing to this growth, including recent upgrades to Camel’s core styles.

“The pack and blend upgrades we introduced late in the first quarter are renewing the vitality of Camel’s core styles and Camel Wides,” Delen said. “Fresh, new graphics and a smoother, more premium blend increase the brand’s relevance and broaden Camel’s appeal among competitive adult smokers, while maintaining the brand’s rich heritage.”
Camel’s latest innovation, Camel Crush, uses R.J. Reynolds’ technology to provide adult smokers with the option of changing each cigarette from regular to menthol by crushing a capsule in the filter. “Camel Crush is proving to have a great deal of appeal,” Delen said. “We introduced it in test market in the first quarter, and we plan to expand nationally in September.”
Camel Snus, a smoke-free, spitless tobacco product, is currently being expanded to major metropolitan markets across the country. R.J. Reynolds has been testing Camel Snus for the past two years and has continued to refine the product and its packaging based on test-market learning. “We’re very pleased with the performance and potential of Camel Snus,” Delen said. “We’re continuing to expand distribution and evaluate the best ways to educate consumers about this exciting, new smoke-free tobacco category.”
While Camel continued to grow share, its second-quarter volume was down 7.0 percent from the prior-year quarter. Almost two-thirds of that decline came from several non-core Camel styles that the company delisted in the first quarter. R.J. Reynolds expects Camel’s overall volume performance to improve as the remaining retail inventory of these delisted styles is depleted and Camel smokers shift to other Camel styles.
Kool, the company’s premium, menthol growth brand, remained relatively stable, with a 3.1 percent share of market for the second quarter. The company is focused on optimizing Kool’s geographical strengths and continues to evaluate opportunities to improve the brand’s overall performance.
Pall Mall, the company’s value-priced growth brand, delivered strong volume and share gains in the second quarter, with volume up 18.4 percent and a share gain of 0.5 share points, bringing Pall Mall’s total share to 2.6 percent. In the second quarter, the brand refined its promotional support to further strengthen awareness, trial and conversion. The company believes that Pall Mall’s considerable gains are driven by the increasing relevance of the brand’s position as a great product that offers a longer-lasting cigarette at a great price.
“As social, economic and legislative pressures continue to impact the cigarette industry, R.J. Reynolds is focused on preparing for the future by broadening its line of tobacco products while optimizing its existing cigarette portfolio,” Delen said. “We’re working hard to be the industry leader in anticipating and meeting emerging consumer preferences with a range of relevant, alternative tobacco products to which smokers can migrate.”
Conwood
Conwood continued its powerful momentum as the growth leader in the rapidly growing moist-snuff category, with record profits, volume and share in the second quarter.
Conwood’s second-quarter share of 27.8 percent was 2.0 share points higher than the year-ago period. Total company volume was up 18.4 percent, on the strength of Grizzly’s 25.6 percent volume increase in the second quarter. Operating profit of $96 million dollars was up 5.5 percent from the prior-year period.

Second-quarter growth on Conwood’s flagship Grizzly brand accounted for almost half of the industry’s total moist-snuff volume growth of 7.7 percent compared with the prior-year quarter.
“We’re extremely pleased with the growth we’re seeing on the two Grizzly styles we introduced late last year, and the continued momentum of Grizzly’s core styles,” said William M. Rosson, president and chief executive officer of Conwood. “Both Grizzly Snuff and Grizzly Wintergreen Pouches are exceeding our high expectations.”
Rosson said that Grizzly Snuff was available nationally in the second quarter and has already achieved a 0.8 percent share of the total moist-snuff market, even though it has not yet reached full distribution in most of its markets.
Grizzly Wintergreen Pouches expanded nationally in July and is rapidly gaining share in the growing moist-snuff pouch style. Both Grizzly Snuff and Grizzly Wintergreen Pouches are currently in about half of the outlets where they ultimately will be sold.
Rosson said that these new products strengthen Grizzly’s stature and broaden its appeal by establishing strong positions in market segments where Grizzly previously did not compete.
“Grizzly Snuff and Grizzly Wintergreen Pouches are among the most successful new products in the moist-snuff category in the past several years,” said Rosson, “and we believe we’re only just beginning to see their true potential.”
Grizzly’s second-quarter gain of 2.7 share points gave Grizzly a total share of 23.4 percent.
The price-value segment of the moist-snuff category was 48.1 percent in the second-quarter. That was up 4.5 percentage points from the year-ago period – and 1.7 percentage points higher than the preceding quarter.
Conwood’s premium Kodiak brand had a difficult second quarter with volume and share declines. That reflected increases in the relative level of competitive promotion and the fact that Kodiak’s strength is concentrated in states with high tobacco taxes and tough economies. Conwood continues to focus on strengthening Kodiak’s performance.
“We made a lot of progress moving our business forward in the first half,” Rosson said. “We’re already starting to see good returns from the investments we made in the first quarter to support Grizzly’s two new styles. Given their performance and Grizzly’s growing strength, we expect to deliver strong earnings and volume growth again this year.”
FINANCIAL UPDATE
“With a 12.7 percent increase in EPS, we’re very pleased with our performance for the second quarter,” said Thomas R. Adams, RAI’s chief financial officer. “Our operating companies are continuing to deliver against their strategic objectives. And continued pricing improvements and share gains on key brands at both R.J. Reynolds and Conwood highlight the strength of those businesses.
“Those improvements are offsetting higher costs, including inflationary adjustments to settlement expense,” said Adams, “and that keeps us on track to achieve the full-year forecast we announced last quarter.”

Adams said that Reynolds American’s fundamental strength is also reflected in the credit upgrades the company received in the second quarter from Standard and Poor’s, and Moody’s. “The fact that our credit is now investment grade provides us with added financial flexibility going forward,” he said.
He also noted that the company initiated its previously announced $350 million share-repurchase program in the second quarter, with the purchase of 2.2 million RAI shares for about $118 million.
“R.J. Reynolds continues to streamline its operations and optimize its cost structure,” Adams said, “and these efforts are contributing to the company’s margin improvements. In addition, Conwood’s growth momentum puts us in a very good position to achieve the goals that we have set.”
CONFERENCE CALL WEBCAST TODAY
Reynolds American will webcast a conference call to discuss second-quarter 2008 results at 9:30 a.m. Eastern Time on Wednesday, July 30, 2008. The call will be available live online on a listen-only basis. To register for the call, please visit the “Investors” section of www.ReynoldsAmerican.com. A replay of the call will be available on the site until August 29 at 5 p.m. Investors, analysts and members of the news media can also listen to the live call by phone, by dialing (888) 233-8128 (toll free) or (913) 312-0640 (international). Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Seth Moskowitz at (336) 741-7698.
RISK FACTORS
Statements included in this news release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements regarding RAI’s future performance and financial results inherently are subject to a variety of risks and uncertainties, described in the forward-looking statements. These risks and uncertainties include:
•	the substantial and increasing regulation and taxation of tobacco products, including the possible regulation of tobacco products by the FDA and a possible increase in the federal excise tax on tobacco products;

•	the possibility of further restrictions or bans on the use of certain flavorings, including menthol, or flavor descriptors in tobacco products;

•	various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products that are pending or may be instituted against RAI or its subsidiaries;

•	the potential difficulty of obtaining bonds as a result of litigation outcomes;

•	the substantial payment obligations and limitations on the advertising and marketing of cigarettes under the MSA;

•	the continuing decline in volume in the domestic cigarette industry and RAI’s dependence on the U.S. cigarette industry;

•	concentration of a material amount of sales with a single customer or distributor;

•	competition from other manufacturers, including any new entrants in the marketplace;

•	increased promotional activities by competitors, including deep-discount cigarette brands;

•	the success or failure of new product innovations and acquisitions;

•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;

•	the ability to achieve efficiencies in manufacturing and distribution operations, including outsourcing functions, without negatively affecting sales;

•	the reliance on a limited number of suppliers for certain raw materials;

•	the cost of tobacco leaf and other raw materials and other commodities used in products, including future market pricing of tobacco leaf which could adversely impact inventory valuations;

•	the effect of market conditions on foreign currency exchange rate risk, interest rate risk and the return on corporate cash;

•	declining liquidity in the financial markets;

•	the impairment of goodwill and other intangible assets, including trademarks;

•	the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension expense accounting or required pension funding levels;

•	the substantial amount of RAI debt;

•	the rating of RAI’s securities;

•	any restrictive covenants imposed under RAI’s debt agreements;

•	the possibility of fire, violent weather and other disasters that may adversely affect manufacturing and other facilities;

•	the significant ownership interest of B&W, RAI’s largest shareholder, in RAI and the rights of B&W under the governance agreement;

•	the expiration of the standstill provisions of the governance agreement; and

•	the potential existence of significant deficiencies or material weaknesses in internal control over financial reporting that may be identified during the performance of testing required under Section 404 of the Sarbanes-Oxley Act of 2002.
Due to these uncertainties and risks, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT US
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; Conwood Company, LLC; Santa Fe Natural Tobacco Company, Inc; and R.J. Reynolds Global Products, Inc.
•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. The company’s brands include five of the 10 best-selling cigarettes in the United States: Camel, Kool, Pall Mall, Winston and Doral.

•	Conwood Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Kodiak, Grizzly and Levi Garrett. Conwood also sells and distributes a variety of tobacco products manufactured by Lane, Limited, including Winchester and Captain Black little cigars, and Bugler roll-your-own tobacco.

•	Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other additive-free tobacco products, and manages and markets other super-premium brands.

•	R.J. Reynolds Global Products, Inc., directly or through others, manufactures, sells and/or distributes American-blend cigarettes, including Natural American Spirit, and other tobacco products to a variety of customers in selected markets outside the United States.
Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available at www.ReynoldsAmerican.com.
(financial and volume tables follow)

Schedule 1
REYNOLDS AMERICAN INC.
Condensed Consolidated Statements of Income — GAAP
(Dollars in Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net sales, external	$2,230	$2,227	$4,174	$4,245
Net sales, related party	109	121	222	251

Net sales	2,339	2,348	4,396	4,496
Cost of products sold	1,305	1,343	2,469	2,518
Selling, general and administrative expenses	391	404	773	797
Amortization expense	6	6	11	12

Operating income	637	595	1,143	1,169

Interest and debt expense	68	87	140	176
Interest income	(13)	(23)	(35)	(61)
Gain on termination of joint venture	—	—	(328)	—
Other (income) expense, net	2	16	(10)	15

Income from continuing operations before income taxes	580	515	1,376	1,039

Provision for income taxes	216	191	507	387

Income from continuing operations	364	324	869	652

Extraordinary item — gain on acquistion (1)	—	1	—	1

Net income	$364	$325	$869	$653

Basic net income per share:
Income from continuing operations	$1.24	$1.10	$2.96	$2.22

Net income	$1.24	$1.10	$2.96	$2.22

Diluted net income per share:
Income from continuing operations	$1.24	$1.10	$2.95	$2.21

Net income	$1.24	$1.10	$2.95	$2.21

Basic weighted average shares, in thousands	293,617	294,154	293,911	294,596

Diluted weighted average shares, in thousands	294,251	294,624	294,558	295,041

Segment data:
Net sales:
RJR Tobacco (2)	$2,034	$2,069	$3,821	$3,976
Conwood	188	174	355	329
All Other (3)	117	105	220	191

	$2,339	$2,348	$4,396	$4,496

Operating income:
RJR Tobacco (2)	$523	$496	$938	$984
Conwood	96	90	177	170
All Other (3)	41	35	77	70
Corporate	(23)	(26)	(49)	(55)

	$637	$595	$1,143	$1,169

(1) Includes adjustments to the 2000 extraordinary gain on acquisition, resulting from favorable resolution of prior-years’ tax matters.
(2) Includes results of contract manufacturing business transferred January 1, 2008, into the RJR Tobacco segment from All Other.
(3) Includes results of super premium brands, including DUNHILL and STATE EXPRESS 555 transferred January 1, 2008, into All Other from the RJR Tobacco segment.

Supplemental information:
Excise tax expense	$500	$529	$937	$1,023
Master settlement agreement and other state settlement expense	$730	$751	$1,384	$1,425
Federal tobacco buyout expense	$64	$72	$127	$142

Schedule 2
REYNOLDS AMERICAN INC.
Reconciliation of GAAP to Adjusted Results
(Dollars in Millions)
(Unaudited)
RAI management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. “Adjusted” (non-GAAP) results are not, and should not be viewed as, substitutes for “reported” (GAAP) results.

	Three Months Ended June 30,
	2008			2007
	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS
GAAP results	$637	$364	$1.24	$595	$325	$1.10
The GAAP results include the following income:
Extraordinary gain on acquisition	—	—	—	—	(1)	—

Total adjustments	—	—	—	—	(1)	—

Adjusted results	$637	$364	$1.24	$595	$324	$1.10

	Six Months Ended June 30,
	2008			2007
	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS
GAAP results	$1,143	$869	$2.95	$1,169	$653	$2.21
The GAAP results include the following income:
Gain on termination of joint venture	—	(210)	(0.71)	—	—	—
Extraordinary gain on acquistion	—	—	—	—	(1)	—

Total adjustments	—	(210)	(0.71)	—	(1)	—

Adjusted results	$1,143	$659	$2.24	$1,169	$652	$2.21

Condensed Consolidated Balance Sheets
(Dollars in Millions)
(Unaudited)

	June 30,	December 31,
	2008	2007
Assets
Cash and cash equivalents	$1,636	$2,215
Short-term investments	—	377
Other current assets	2,315	2,400
Trademarks, net	3,404	3,407
Goodwill	8,174	8,174
Other noncurrent assets	2,359	2,056

	$17,888	$18,629

Liabilities and shareholders’ equity
Tobacco settlement accruals	$1,502	$2,449
Other current liabilities	1,483	1,454
Long-term debt	4,297	4,515
Deferred income taxes, net	1,309	1,184
Long-term retirement benefits (less current portion)	1,161	1,167
Other noncurrent liabilities	394	394
Shareholders’ equity	7,742	7,466

	$17,888	$18,629

Schedule 3
R.J. REYNOLDS VOLUMES AND SHARE OF MARKET
UNIT VOLUME (in billions):

	Three Months Ended				Six Months Ended
	June 30,		Change		June 30,		Change
	2008	2007	Units	%	2008	2007	Units	%
Camel (filter styles)	6.1	6.6	(0.5)	-7.0%	11.4	12.2	(0.8)	-6.7%
Kool	2.8	3.0	(0.2)	-6.5%	5.3	5.6	(0.4)	-6.4%
Pall Mall	2.2	1.9	0.3	18.4%	3.8	3.5	0.3	9.1%

Total growth brands	11.1	11.4	(0.3)	-2.7%	20.5	21.4	(0.9)	-4.1%

Total support brands	9.8	10.7	(0.9)	-8.1%	18.6	20.7	(2.1)	-10.3%

Total non-support brands	2.9	3.8	(0.9)	-22.9%	5.6	7.5	(1.8)	-24.7%

Total R.J. Reynolds domestic	23.9	25.9	(2.0)	-7.9%	44.7	49.6	(4.8)	-9.8%

Total premium	15.0	16.2	(1.3)	-7.8%	28.1	30.9	(2.8)	-8.9%
Total value	8.9	9.7	(0.8)	-8.0%	16.6	18.7	(2.1)	-11.2%
Premium/total mix	62.6%	62.6%	0.1%		62.9%	62.3%	0.6%

Industry	89.7	92.7	(3.0)	-3.2%	170.1	175.8	(5.8)	-3.3%
Premium	65.3	68.3	(3.0)	-4.4%	124.0	129.0	(5.0)	-3.9%
Value	24.4	24.4	0.0	0.1%	46.0	46.8	(0.8)	-1.7%
Premium/total mix	72.8%	73.7%	-0.9%		72.9%	73.4%	-0.4%
RETAIL SHARE OF MARKET:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2008	2007	Change	2008	2007	Change
Camel (filter styles)	8.0%	7.8%	0.2	7.9%	7.6%	0.3
Kool	3.1%	3.1%	(0.0)	3.1%	3.1%	(0.1)
Pall Mall	2.6%	2.1%	0.5	2.4%	2.1%	0.3

Total growth brands	13.6%	13.0%	0.6	13.4%	12.8%	0.6

Total support brands	10.9%	11.7%	(0.8)	11.0%	11.8%	(0.9)

Total non-support brands	3.6%	4.5%	(0.9)	3.7%	4.6%	(0.9)

Total R.J. Reynolds domestic	28.1%	29.1%	(1.1)	28.1%	29.3%	(1.2)
Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.
R.J. Reynolds’ support brands include Winston, Salem, Doral, Capri and Misty.
Industry data based on information from Management Science Associates, Inc.
Retail shares of market are as reported by Information Resources Inc.

Schedule 4
CONWOOD VOLUMES AND SHARE OF SHIPMENTS
UNIT VOLUME (in millions of cans):

	Three Months Ended				Six Months Ended
	June 30,		Change		June 30,		Change
	2008	2007	Units	%	2008	2007	Units	%
Kodiak	12.8	14.2	(1.4)	-9.6%	25.9	27.0	(1.1)	-4.1%
Other premium	0.8	0.9	(0.1)	-11.0%	1.4	1.6	(0.2)	-13.3%

Total premium	13.6	15.0	(1.5)	-9.7%	27.3	28.6	(1.3)	-4.6%

Grizzly	74.4	59.2	15.2	25.6%	136.1	113.5	22.6	19.9%
Other price-value	0.5	0.4	0.0	7.0%	0.9	1.0	(0.1)	-12.1%

Total price-value	74.9	59.7	15.2	25.5%	137.0	114.5	22.5	19.7%

Total moist snuff cans	88.4	74.7	13.8	18.4%	164.3	143.2	21.2	14.8%
SHARE OF SHIPMENTS:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2008	2007	Change	2008	2007	Change
Kodiak	3.9%	4.6%	(0.7)	4.2%	4.6%	(0.4)
Total premium	4.2%	4.9%	(0.7)	4.4%	4.9%	(0.5)

Grizzly	23.4%	20.7%	2.7	22.8%	20.6%	2.2
Total price-value	23.6%	20.9%	2.7	23.0%	20.8%	2.1

Total Conwood	27.8%	25.8%	2.0	27.4%	25.7%	1.6
Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.
Share data for total moist snuff based on distributor reported data processed by Management Science Associates, Inc.